Exhibit 10.69

Execution Copy

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of this 11th day of April 2003, by and among Interliant, Inc. (“Interliant”) and those of its directly or indirectly wholly owned subsidiaries specifically identified as “Sellers” on the signature page or pages hereto (“Sellers”) and I Acquisition, Inc., a Delaware Corporation (“Purchaser”). Interliant UK Limited, a United Kingdom Limited Company and Interliant UK Holdings Limited, a United Kingdom Limited Company (together with Interliant UK Limited, the “UK Subsidiaries”), are executing this Agreement solely with respect to Article 5, excluding Sections 5.12 and 5.16. Sellers and Purchaser shall individually be referred to herein as a “Party” and collectively as the “Parties.” The UK Subsidiaries are neither Sellers nor Parties.

W I T N E S S E T H:

WHEREAS Sellers are providers of managed infrastructure solutions encompassing messaging and collaboration, managed hosting, bundled-in managed security, and integrated and related professional services in the United States and in Europe (the “Business”);

WHEREAS, each Seller filed a petition for reorganization pursuant to title 11 of the United States Code (the “Bankruptcy Code”) on August 5, 2002 (the “Petition Date”), and their cases are currently pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under lead case number 02-23150 (ASH);

WHEREAS, Sellers are currently operating the Business as debtors-in-possession; and

WHEREAS, the Parties desire that the Sellers sell and the Purchaser purchase substantially all of the Assets (as hereinafter defined) of Sellers with respect to the Business pursuant to, inter alia, sections 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the premises, the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and Purchaser hereby agree as follows:

ARTICLE 1

Definitions and Construction

1.1    “Accounts Receivable” shall have the definition set forth in Section 2.1(c).

1.2     Allocation Schedule” shall have the meaning set forth in Section 4.5.

1.3    “Alternative Transaction” means (i) any transaction or series of transactions whereby the Assets or the Business or material portions thereof are sold or otherwise disposed of to a party other than Purchaser pursuant to Bankruptcy Court order; or (ii) confirmation of a plan of reorganization which does not provide for the sale of the Assets or Business to Purchaser.

1.4    “Assets” shall have the meaning set forth in Section 2.1.

1.5    “Assumed Liabilities” or “Assumed Liability” shall mean only those liabilities of Sellers, unpaid as of the Closing Date which would be on Schedule 1.5 (which Schedule 1.5 sets forth by category, vendor and/or payee and amount only those current, post-petition liabilities of Sellers incurred in the ordinary course of business as of February 28, 2003 and the long-term portion of Sellers’ liability to GATX, but excluding the Excluded Liabilities), if said schedule were prepared as of the Closing Date, other than the Excluded Liabilities. For purposes of clarity, the Assumed Liabilities include (a) all of the post-petition liabilities of Sellers which were incurred in the ordinary course of the Business, the categories of expenses for which appear on Schedule 1.5, including accrued vacation of those employees who are employed by Purchaser immediately after the Closing Date; (b) Sellers’ DIP Facility whether assumed by, or satisfied by Purchaser at Closing; (c) all liabilities arising under the Executory Contracts assigned to and assumed by Purchaser pursuant to the Conveyance Agreement, including all Cure Payments with respect thereto; and (d) the long-term portion of Sellers’ liability to GATX, provided, however that as of the Closing Date, the aggregate of the Assumed Liabilities and the current liabilities of the UK Subsidiaries shall not exceed $5,766,000.

1.6    “Avoidance Claims” shall have the meaning set forth in Section 2.1(k).

1.7    “Bankruptcy Code” shall have the meaning set forth in the recitals.

1.8    “Bankruptcy Court” shall have the meaning set forth in the recitals.

1.9    “Bidding Procedures” shall have the meaning set forth in the Procedures Order.

1.10    “Break-Up Fee” means the sum of $141,000 payable to Purchaser in cash at the closing of an Alternative Transaction.

1.11    “Business” shall have the meaning set forth in the recitals.

1.12    “Business Day” shall mean any day on which banking institutions in the State of New York are authorized or required to remain open for general business, excluding Saturdays.

1.13    “Cash Purchase Price” shall have the meaning set forth in Section 3.1(a).

1.14    “Claims” shall mean any lien, claim (as defined in the Bankruptcy Code), interest, charge, mortgage, pledge, encumbrance, hypothecation, lease, sublease, purchase option, conditional sales contract or security interest of any kind.

1.15    “Closing” shall have the meaning set forth in Section 2.3.

1.16    “Closing Date” shall have the meaning set forth in Section 2.3.

1.17    “Closing Measurement Net Worth” shall have the meaning set forth in Section 3.4(a).

1.18    Intentionally Omitted

1.19    “Consolidated Financial Statements” shall have the meaning set forth in Section 5.7.

1.20    “Conveyance Agreement” shall have the meaning set forth in Section 8.4(b).

1.21    “Creditor Trust” shall mean that trust in a form to be mutually agreed upon prior to the Procedures Hearing, which trust will include the terms and conditions set forth on Exhibit 1.21.

1.22    “Cure Payment(s)” shall mean any amounts which the Sellers are required to pay, in accordance with section 365(b)(1) of the Bankruptcy Code in order to assume and assign or to assign an Executory Contract.

1.23    “Deposits” shall have the meaning set forth in Section 2.1(f).

1.24    “Environmental Laws” shall have the meaning set forth in Section 5.17.

1.25    “ERISA” shall have the meaning set forth in Section 5.16.

1.26    “Escrow Agent” shall have the definition set forth in the Escrow Agreement.

1.27    “Escrow Agreement” shall have the meaning set forth in Section 3.3.

1.28    “Excluded Assets” shall have the meaning set forth in Section 2.2.

1.29    “Executory Contracts” shall mean all current contracts, leases, licenses and other agreements to which Sellers are parties which are used in, or useful to, the Business and shall include any contract, agreement or right which would be deemed an executory contract under section 365 of the Bankruptcy Code. Schedule 2.1(b) lists the non-debtor parties to substantially all of the Executory Contracts, and separately identifies each Executory Contract previously assumed pursuant to a Bankruptcy Court order.

1.30    “Final Order” shall mean an order of the Bankruptcy Court, or other court of competent jurisdiction, for which the time to appeal has expired and no appeal was filed, or if an appeal was filed it has been dismissed or denied and the time for further appeal has expired or no right of further appeal exists.

1.31    “Fixed Assets” shall have the meaning set forth in Section 2.1(a).

1.32    “Insurance Policies” shall have the meaning set forth in Section 4.10.

1.33    “Intellectual Property” shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and (i) all licenses, sublicenses, agreements, or permissions related to any of the foregoing.

1.34    “Key Employees” shall have the meaning set forth in Section 4.3.

1.35    “Legal Requirement” shall mean all applicable laws, rules, regulations, codes, ordinances, permits, bylaws, variances, judgments, injunctions, orders, conditions of a governmental entity.

1.36    “Licenses and Permits” shall have the meaning set forth in Section 5.6.

1.37    “Material Adverse Effect” shall mean any change in, or effect on, the Business, the Assets or the UK Assets that (i) is or shall be materially adverse to the Business, the Assets, the UK Assets, operations, properties (including intangible properties), condition (financial or otherwise), customer relations or regulatory status or prospects of Sellers or the Business, individually or taken as a whole, or (ii) shall make this Agreement invalid or unenforceable (in whole or material part) or (iii) prohibit the ability of Sellers to perform their respective obligations hereunder in a timely fashion.

1.38    “Measurement Net Worth” shall mean the difference between and assets and liabilities of Sellers calculated using the same methodology as that reflected in Schedule 3.4(a).

1.39    “Negative Adjustment Threshold” shall have the meaning set forth in Section 3.4(a).

1.40    “Outside Date” shall mean June 16, 2003.

1.41    “Petition Date” shall have the meaning set forth in the recitals.

1.42    “Positive Adjustment Threshold” shall have the meaning set forth in Section 3.4(a).

1.43    “Procedures Order” shall mean the order substantially in the form of Exhibit 4.11.

1.44    “Purchase Deposit” shall have the meaning set forth in Section 3.3.

1.45    “Purchaser” shall have the meaning set forth in the preamble.

1.46    “Sale Approval Order” shall mean the order of the Bankruptcy Court approving the transactions contemplated under the Agreement and the Transaction Documents substantially in the form attached hereto as Exhibit 8.9.

1.47    “Scheduled Vendors” shall mean those vendors of the Sellers identified on Schedule 2.1(k).

1.48    “Sellers” shall have the meaning set forth in the preamble.

1.49    “Sellers’ DIP Facility” shall mean that certain Loan and Security Agreement dated September 9, 2002, among Interliant, Inc. and the other companies named therein and Access Capital, Inc.

1.50    “Sellers’ Intellectual Property” shall have the meaning set forth in Section 2.1(d).

1.51    “Sellers’ Knowledge” shall mean the knowledge of Sellers, provided, that Sellers shall be deemed to have knowledge of a particular fact or other matter if any individual who as of the date hereof is serving as a director or officer of any of the Sellers has knowledge of such fact or other matter.

1.52    “Transaction Documents” shall have the meaning set forth in Section 5.2.

1.53    “UK Accounts Receivable” shall mean all of the UK Subsidiaries’ billed and unbilled accounts receivable, notes receivable, employee advances and rights to receive payment from customers outstanding as of the Closing.

1.54    “UK Assets” shall mean all of the assets of the UK Subsidiaries.

1.55    “UK Contracts shall mean all current contracts, leases, licenses and other agreements which the UK Subsidiaries are parties to including those set forth on Schedule 1.55.

1.56    “UK Subsidiaries” shall have the meaning set forth in the preamble.

1.57    “UK Subsidiaries’ Knowledge” shall mean the knowledge of the UK Subsidiaries, provided, that the UK Subsidiaries shall be deemed to have knowledge of a particular fact or other matter if any individual who is presently serving as a director or officer of any of the UK Subsidiaries has knowledge of such fact or other matter.

1.58    “UK Subsidiaries’ Financial Statements” shall have the meaning set forth in Section 5.7.

1.59    “UK Subsidiaries’ Intellectual Property” shall mean any Intellectual Property used, useful, or usable in the business of the UK Subsidiaries as operated in Europe including that which is listed and separately identified on Schedule 2.1(d). No material UK Subsidiaries’ Intellectual Property is omitted from Schedule 2.1(d).

1.60    “WARN Act” shall have the meaning set forth in Section 3.2.

1.61    “Warrant” shall mean the warrant in a form to be mutually agreed upon prior to the Procedures Hearing, which will have terms substantially similar to those set forth on Exhibit 1.61.

1.62    Construction.    All article, section, subsection, annexes, schedule and exhibit references used in this Agreement are to this Agreement unless otherwise specified. All schedules, annexes and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein. Unless the context of this Agreement clearly requires otherwise, (a) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, (b) the words “includes” or “including” shall mean “including without limitation,” (c) the word “or” is not exclusive and (d) the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.

ARTICLE 2

PURCHASE AND SALE OF ASSETS; CLOSING

2.1    Assets to be Acquired.     Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Sellers, and Sellers agree to sell to Purchaser, as of the Closing, all right, title and interest of Sellers in and to all of the tangible and intangible assets of Sellers including the following assets, as the same may exist on the Closing Date, (other than the Excluded Assets) (the “Assets”), free and clear of all Claims, except for the Assumed Liabilities:

(a)  all of Sellers’ machinery, appliances, equipment, computer hardware, tools, supplies, fixtures, and furniture used in the Business, including those items listed on Schedule 2.1(a) attached hereto (collectively, the “Fixed Assets”);

(b)  all of Sellers’ Executory Contracts with respect to the Business, including those with the parties set forth on Schedule 2.1(b) (except as may be specifically excluded pursuant to Section 4.12), and, to the extent assignable, all confidentiality, noncompetition and nonsolicitation covenants running in favor of Sellers;

(c)  all of Sellers’ billed and unbilled accounts receivable, notes receivable,

employee advances, rights to receive payment from customers outstanding as of the Closing with respect to the Business and all intercompany notes, loans and receivables from the UK Subsidiaries, as of the Closing (collectively, the “Accounts Receivable”) (the billed and unbilled accounts receivable, notes receivable, employee advances and rights to receive payment from customers of Sellers and the UK Accounts Receivable, outstanding as of February 28, 2003, are set forth on Schedule 2.1(c));

(d)  all of the Intellectual Property of Sellers used, useful, or usable in the Business including, the name “Interliant” and/or “INIT”, and all variations thereof, (“Sellers’ Intellectual Property”) including the Intellectual Property set forth on Schedule 2.1(d), which is not designated as UK Subsidiaries’ Intellectual Property;

(e)  Sellers’ licenses, consents, permits, variances, certifications and approvals granted by any governmental agencies to Sellers in connection with the Business set forth on Schedule 2.1(e);

(f)  all claims, rights to claims, security and other deposits, investments, refunds, prepaid expenses, rebates, causes of action, choses in action, rights of recovery, warranty rights, and rights of set off in respect of the Business and the Assets, including those items listed on Schedule 2.1(f) attached hereto (collectively, the “Deposits”);

(g)  all of Sellers’ customer and supplier lists, all client files, all proposals, all files related to current and former employees and auditors, all computer databases and other records, all books and records, and business plans used, useful or usable in the Business, and stock records and files;

(h)  Sellers’ cash and cash equivalents;

(i)  Sellers’ right, title and interest in and to their telephone numbers and the directory advertising for such telephone numbers used in the Business;

(j)  all of Sellers’ equity stock ownership interest, whether owned directly or indirectly, in the UK Subsidiaries; and

(k)  all actions, suits, chosen in action or rights of Sellers arising under or in connection with Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code, (“Avoidance Claims”) against the entities listed on Schedule 2.1(k) (the “Scheduled Vendors”).

2.2    Excluded Assets.    Notwithstanding anything to the contrary contained in Section 2.1, Purchaser shall not acquire and Sellers shall not transfer: (a) Sellers’ corporate minute and stock books and related files, (b) except as may expressly be provided otherwise, any pension plan, profit sharing plan or other plan or program providing for benefits to past or current employees of Sellers; (c) all amounts owed, or which may be owed, to the Sellers by “L&D Messaging, Inc.” under those certain promissory notes dated January 31, 2002; (d) all amounts owed, or which may be owed to Sellers under that certain Asset Purchase Agreement dated as of July 20, 2001 by and between Interpath Communications, Inc. and Sellers; (e) any and all Avoidance Claims against persons or entities that are not Scheduled Vendors; (f) the restricted cash at JPMorgan Chase (if any) which support letters of credit under certain existing or prior real property leases of Sellers; and (g) certain claims of the Sellers’ estate in Bankruptcy, not related to the Assets of the Business as set forth on Schedule 2.2 (collectively, the “Excluded Assets”).

2.3    Closing.    The closing of the transactions contemplated herein (the “Closing”) shall take place no later than the later of the third Business Day after the Sale Approval Order becomes a Final Order or all of the conditions to the Closing shall have been satisfied. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall take place at the offices of Sellers’ counsel or at such other location as is mutually acceptable to Purchaser and Sellers. The Closing shall be deemed to be effective as of 12:01 A.M. Eastern Standard Time on the Closing Date.

ARTICLE 3

PURCHASE PRICE; ASSUMPTION OF LIABILITIES

3.1    Purchase Price.    Subject to the terms and conditions of this Agreement, the aggregate consideration to be paid by Purchaser to Sellers at the Closing in exchange for the Assets, which shall be paid, delivered or assumed by Purchaser, shall be:

(a)  Subject to Section 3.4, $4,700,000 in immediately available funds to an account or accounts designated by Sellers to Purchaser at least two Business Days prior to the Closing Date (the “Cash Purchase Price”);

(b)  the Warrant, issued to the Creditor Trust at Closing; and

(c)  the assumption and the agreement by Purchaser to perform, pay and discharge when due the Assumed Liabilities.

3.2    Excluded Liabilities.    The Purchaser shall not be liable for any liabilities of Sellers other than the Assumed Liabilities and Purchaser shall not be deemed, considered or held to be a successor to Sellers. Purchaser is expressly not assuming any liability or obligation for (a) any transfer tax owed by Sellers as a result of this Agreement and the transactions contemplated herein, of whichever kind or nature; (b) Claims which arose or were incurred prior to the Petition

Date, or which are based on events, transactions or occurrences prior to the Petition Date; (c) any liability in connection with any pension plan, profit sharing plan or other employee benefit plan, other than the payment obligation on behalf of Sellers for amounts withheld from Sellers’ Employees during the last payroll cycle prior to the Closing Date for, among other items, employee contributions to Sellers’ 401(k) plan or payroll taxes, which obligations remain unpaid as of the Closing Date, or to satisfy obligations relating to employment of Sellers’ Employees which Purchaser may be required to satisfy by any applicable law or governmental regulation; (d) any claim or liability against Sellers relating to infringement of Intellectual Property rights; (e) any obligations under any existing employment agreement of Sellers; (f) any indemnification obligations of Sellers to former or current officers and directors; (g) any amounts payable to any employees for, or in the nature of termination pay, severance, in respect of employment with Sellers prior to the Closing; and (h) any liability arising out of or in connection with the Worker Adjustment and Retraining Act (the “WARN Act”) or any similar state law. For purposes of clarification and notwithstanding anything to the contrary contained herein, the Parties acknowledge that Purchaser shall be responsible for any sales tax, if any, owing as a result of the transactions contemplated by this Agreement.

3.3    Escrow Agreement.    Concurrently herewith, Purchaser shall deposit $705,000 in immediately available funds (the “Purchase Deposit”) with Kronish Lieb Weiner & Hellman, LLP, counsel to the Sellers, which Purchase Deposit shall be held in escrow pursuant to the terms of an Escrow Agreement, in substantially the form as attached hereto as Exhibit 3.3 (the “Escrow Agreement”) among the Parties and Kronish Lieb Weiner & Hellman LLP. The Purchase Deposit and interest thereon, if any, less taxes thereon, if any, shall be a credit toward the Cash Purchase Price.

3.4    Adjustments to Purchase Price.

(a)  The Cash Purchase Price shall be adjusted at Closing as follows: (i) to the extent Purchaser is required to make any Cure Payments, the Cash Purchase Price shall be reduced, dollar for dollar, by the amount of such Cure Payments; and (ii) to the extent the Measurement Net Worth calculated as of the Closing Date (the “Closing Measurement Net Worth”), (calculated in the same manner and applying the same methodology as the Measurement Net Worth Base Amount is calculated on Schedule 3.4(a), provided, however, for purposes of this calculation, only the applicable Assets and Assumed Liabilities shall be considered), is less than $201,506 (the “Negative Adjustment Threshold”), the Cash Purchase Price shall be reduced, dollar for dollar, by the difference between the Negative Adjustment Threshold and the Closing Measurement Net Worth; and (iii) to the extent the Closing Measurement Net Worth is greater than $246,285 (the “Positive Adjustment Threshold”), the Cash Purchase Price shall be increased, dollar for dollar, by the difference between the Closing Measurement Net Worth and the Positive Adjustment Threshold.

(b)  On the Closing Date, Sellers shall prepare and deliver to Purchaser their good faith calculation (based on commercially reasonable estimates after reasonable inquiry) of the Closing Measurement Net Worth (the “Preliminary Measurement”).

(c)  Within thirty (30) days after Closing, Purchaser shall prepare and deliver to Sellers its good faith calculation of the Closing Measurement Net Worth. If Purchaser does not deliver to Sellers the foregoing calculation within thirty (30) days of the Closing, Sellers shall prepare such calculation within fifteen (15) days thereafter, and Sellers’ calculation shall be final, binding and conclusive on Purchaser and all parties in interest in Sellers’ bankruptcy cases. In the event that Sellers in good faith reasonably disagree with Purchaser’s determination of the Cash Purchase Price adjustment, Sellers shall notify Purchaser in writing within ten (10) Business Days after receipt of Purchaser’s calculation of the Cash Purchase Price adjustment setting forth in reasonable detail the basis for such dispute. If Sellers do not provide such notice within such period, then the determination of the Cash Purchase Price adjustment by Purchaser shall be final, binding and conclusive upon Sellers and all parties in interest in Sellers’ Bankruptcy cases. If Sellers do provide such notice, Purchaser and Sellers shall attempt in good faith to reconcile their differences and any resolution by them as to any disputed amount shall be final, binding and conclusive upon all parties in interest in Sellers’ bankruptcy cases. If Purchaser and Sellers fail to reach a resolution within ten (10) days after Purchaser’s receipt of Sellers’ written notice of dispute, either Purchaser or Sellers may submit the items in dispute to the Bankruptcy Court, on appropriate notice, for determination. In the event that the Bankruptcy Court determines that either Sellers’ or Purchaser’s determination of the Cash Purchase Price as adjusted by the Closing Measurement Net Worth or Sellers’ or Purchaser’s objection to such calculation is frivolous, then the other Party may be entitled to an award of reimbursement of its reasonable attorneys’ fees and costs expended in connection with the submission of the dispute to the Bankruptcy Court.

(d)  As security for any adjustment to the Cash Purchase Price which may be due Purchaser or Sellers pursuant to Section 3.4(a) and Section 3.4(c), the monies shall be disbursed as followed:

(i)  90% of the Cash Purchase Price as adjusted in accordance with

Section 3.4(a) using the Preliminary Measurement shall be paid to Sellers on the Closing Date; and

(ii)  20% of the Cash Purchase Price as adjusted in accordance with Section 3.4(a) using the Preliminary Measurement shall remain in escrow with Escrow Agent until a final determination of the Cash Purchase Price has been made pursuant to Section 3.4(c).

In the event the amount required to remain in escrow pursuant to clause (ii) above exceeds the Purchase Deposit then being held under the Escrow Agreement, then Purchaser shall deposit at Closing the amount of such deficiency with the escrow agent. In the event the amount required to remain in escrow pursuant to clause (ii) above is less than the Purchase Deposit then being held under the Escrow Agreement, then such excess amount shall be disbursed to Sellers at Closing and shall be a credit (pursuant to Section 3.3) against the Cash Purchase Price to be paid at Closing to Sellers in accordance with clause (i) above.

ARTICLE 4

COVENANTS

4.1    Access.    Upon receipt of reasonable advance notice, Sellers and the UK Subsidiaries will afford to Purchaser and its authorized representatives, at Purchaser’s sole expense and risk, reasonable access from the date hereof through the earlier of the Closing Date or the date of termination of this Agreement, during normal business hours, to Sellers’ and the UK Subsidiaries offices, properties, books and records and will furnish to Purchaser such additional information as Purchaser may reasonably request, to the extent that such access and disclosure would not violate the terms of any agreement to which Sellers or the UK Subsidiaries are bound, any Legal Requirement, result in any loss of attorney-client or other privilege or significantly disrupt Sellers’ or the UK Subsidiaries’ operations.

4.2    Financial Information of Purchaser.    Except as may otherwise be provided in the Warrant, beginning with the first full calendar reporting quarter after Closing and so long as the Creditor’s Trust shall hold the Warrant or any securities issued pursuant to any exercise of the Warrant including any replacement Warrant issued pursuant to Section 4.17 of this Agreement, Purchaser shall deliver to the Creditor’s Trust the following as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, statements of income, cash flow and changes in financial position of Purchaser for such quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period and a balance sheet of the Purchaser and its subsidiaries as at the end of such quarterly period, prepared in accordance with GAAP (without footnotes) as fairly presenting the financial condition of Purchaser and its subsidiaries, subject to the changes resulting from year-end adjustments; and as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of income, cash flow and changes in financial position of Purchaser for such year, and a consolidated balance sheet of the Purchaser as at the end of such year, in each case audited for Purchaser by independent public accountants selected by Purchaser, whose report shall state that financial statements present fairly the results of operations and cash flows of the Purchaser and its subsidiaries, prepared in accordance with GAAP (without footnotes). The obligation to provide financial statements which are audited shall only be applicable if Purchaser, in its sole discretion, has had its financial statements audited. In all other cases, Purchaser may provide financial statements, prepared in accordance with GAAP, fairly presenting the financial condition of Purchaser and its subsidiaries. No beneficiary of the Creditor’s Trust or assignee thereof shall receive copies of Purchaser’s financial statements unless they have executed a confidentiality agreement in a form acceptable to the Purchaser.

4.3    Employment Matters.    Certain key employees of Sellers are listed on Schedule 4.3(a) attached hereto (the “Key Employees”). Purchaser shall offer employment to the Key Employees on the terms and subject to the conditions of an offer letter or an employment agreement to be provided to the Key Employees by Purchaser. Sellers shall be responsible for providing all notices and other communications to employees of Sellers which may be required under the WARN Act or any similar state law. Schedule 4.3(b) is a list of all employees of Sellers as of March 31, 2003 (the “Sellers’ Employees”). At Closing, Purchaser shall offer at-will employment to at least 75% of Sellers’ Employees on terms substantially similar to the terms of employment, including benefits, as currently offered to such employees by Sellers. With respect to non-solicitation and confidentiality provisions in favor of Sellers, relating to any Employee not retained by Purchaser as of the Closing Date, Purchasers shall grant Sellers a non-exclusive right to enforce any such provisions.

4.4    Conduct of Business by Sellers Pending Purchase.    Sellers covenant and agree that, between the date hereof and the Closing, Sellers shall not, and shall cause the UK Subsidiaries not to, take any action except in the ordinary course of business and in a manner consistent with past practice since the Petition Date, subject to the requirements of the Bankruptcy Code or as otherwise directed by the Bankruptcy Court. Sellers shall use, and shall cause UK Subsidiaries to use, commercially reasonable efforts to preserve the Business substantially intact, to keep available the services of the present officers and to preserve the present relationships of Sellers or the UK Subsidiaries with customers, clients and other persons having business relationships with Sellers or the UK Subsidiaries regarding the Business. By way of amplification and not limitation, except as expressly provided for in this Agreement, Sellers covenant that, between the date hereof and the Closing, they shall not, and shall cause the UK Subsidiaries to not, except in the ordinary course of business and in a manner consistent with past practices, directly or indirectly, do any of the following without the prior written consent of Purchaser, which consent will not be unreasonably withheld, delayed or conditioned:

(a)  (i) sell, pledge, dispose of, or encumber any of the Assets or the UK Assets except sales with respect to any asset surplus to the Business which in the aggregate do not have a gross book value in excess of $50,000; (ii) enter into any material contract or agreement; (iii) authorize any single capital expenditure in excess of $50,000.00 or capital expenditures in the aggregate in excess of $100,000.00; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.4(a);

(b)  take any action with respect to materially increasing the compensation or other remuneration of any officer, director, stockholder or employee of, or independent contractor or consultant to, the Sellers or the UK Subsidiaries, pay any bonuses to any of its employees or with respect to any increase of benefits payable under their severance or termination pay policies in effect on the date hereof except pursuant to that certain Bankruptcy Court order dated November 14, 2002 (Docket No. 218);

(c)   make any payments, under any employee benefit plan or otherwise to any employee of, or independent contractor or consultant to, Sellers or the UK Subsidiaries, enter into any employee benefit plan, any employment or consulting agreement, grant or establish any new awards under any such existing employee benefit plan or agreement, or adopt or otherwise amend any of the foregoing;

(d)   take any action, or make any change in, their methods of management, distribution, marketing, accounting or operating (including practices relating to payment of trade accounts or to other payments) or relating to writing down or failing to write down (in accordance with its past practices consistently applied) or writing up the value of any inventory or other assets of Sellers or the UK Subsidiaries;

(e)   take any action or enter into any agreement or make any change in the billing or collection of the Accounts Receivable or the UK Accounts Receivable and unbilled claims (other than in the ordinary course of business and consistent with past practices), including discounting or writing off any of the Accounts Receivable or the UK Accounts Receivable or work in progress for early payment, or granting any other deduction or discount thereon or accelerating the collection thereof;

(f)   except as specifically permitted herein, take any action to incur, assume, increase or guarantee prior to Closing any indebtedness for borrowed money from banks or other financial institutions or cancel, without payment in full, any notes, loans or other receivables due Sellers or the UK Subsidiaries;

(g)   loan or advance monies to any person under any circumstance whatsoever except travel advances or other reasonable expense advances to employees of Sellers or the UK

Subsidiaries made in the ordinary course of business and consistent with past practice;

(h)  change any existing bank accounts or lock box arrangements of Sellers or the UK Subsidiaries, except for deposits, withdrawals, or changes of signatories in the ordinary course of business;

(i)  waive any material rights of Sellers or the UK Subsidiaries or settle any material claim involving Sellers or the UK Subsidiaries;

(j)  do any act or omit to do any act which would cause a breach of any material contract, commitment or obligation of Sellers or the UK Subsidiaries;

(k)  terminate without cause any officer or integral employee of Sellers or the UK Subsidiaries; or

(l)  draw on Sellers’ DIP Facility other than to fund Sellers’ operations.

4.5    Allocation of Purchase Price Among Purchased Assets.    Purchaser shall, within 30 days after the Closing Date, prepare and deliver to Sellers a schedule (the “Allocation Schedule“) allocating the Purchase Price and the Assumed Liabilities among the Assets in accordance with Treasury Regulation 1.1060-1 (or any comparable provisions of state or local Tax Law) or any successor provision. To the extent permitted by Legal Requirements, Purchaser and Sellers each shall report and file all tax returns (including amended tax returns and claims for refund) and shall cooperate in the filing of any forms (including Form 8594) consistent with the Allocation Schedule, and shall take no tax position contrary thereto or therewith (including in any audits or examinations by any taxing authority or any other proceedings).

4.6    Public Announcements.    Sellers and Purchaser agree that, except to the extent necessary to comply with the requirements of (a) any Legal Requirement, or (b) the rules,

regulations or orders of any other governmental entity, no press release or similar public announcement or communication shall, prior to or contemporaneously with the Closing, be made or caused to be made concerning the terms of this Agreement or the transactions contemplated hereby unless approved in advance by Sellers and Purchaser; provided, that with respect to any press release or similar public announcement or communication permitted hereby, Sellers on the one hand and Purchaser on the other hand agree that each shall give notice and consult with each other prior to issuing any such press release or otherwise making such a public announcement or communication.

4.7    Transaction Expenses.

(a)  Except in the event that Sellers pay to Purchasers the Break-Up Fee, all of the expenses incurred by Purchaser in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby, including, all fees and expenses of agents, representatives, brokers, counsel and accountants for Purchaser, shall be paid by Purchaser. All expenses incurred by the Sellers in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby, including, all fees and expenses of agents, representatives, brokers, counsel and accountants, shall be paid by the Sellers.

(b)  Sellers agree to indemnify, defend and hold harmless Purchaser and its respective partners, members, directors, officers, shareholders and employees, successors, assigns and representatives from and against any damages, claims, liabilities, losses, costs and expenses arising out of or resulting from any brokerage or finders’ fees or agents’ commissions or other similar payments arising by, through or under Sellers in connection with the purchase or sale of the Assets.

(c)  Purchaser agrees to indemnify, defend and hold harmless Sellers and their respective partners, members, directors, officers, shareholders and employees, successors, assigns and representatives from and against any damages, claims, liabilities, losses, costs and expenses arising out of or resulting from any brokerage or finders’ fees or agents’ commissions or other similar payments arising by, through or under Purchaser in connection with the purchase or sale of the Assets

4.8    Access to Books and Records.    Upon receipt of reasonable advance notice, from the Closing Date until the second anniversary of the Closing Date, Purchaser shall preserve all of the records and books, customer records, and any other records of Sellers and UK Subsidiaries that Purchaser shall own and make them available, during normal business hours, to Sellers’ designees, counsel, accountants, and others authorized by them for inspection and the making of copies thereof, to the extent that such access and disclosure would not violate the terms of any agreement to which Purchaser is bound or any Legal Requirement, result in any loss of attorney-client or other privilege, or significantly disrupt Purchaser’s operations.

4.9    Change of Corporate Names.    As soon as practicable following the Closing Date, but in no event later than 5 Business Days after the Closing, Sellers shall, to the extent applicable, file all necessary certificates to change their name, to a name which does not include either the word “Interliant” or any words which would suggest, convey or denote that the Sellers are in a business involving e-mail messaging, managed messaging, web hosting, application hosting or any other business similar to the Business.

4.10    Insurance Policies.    Sellers’ and the UK Subsidiaries insurance policies are listed on Schedule 4.10 hereto (“Insurance Policies”). The Insurance Policies will not be cancelled or the coverage reduced on or prior to thirty (30) days following the Closing. If requested in writing by Purchaser, Sellers shall use commercially reasonable efforts to have those Insurance Policies that are transferable or continuable (other than Directors’ & Officers’ Liability Insurance) transferred to or continued with Purchasers. On or before the Closing Date, Sellers will have obtained and fully paid for Directors’ & Officers’ Liability Insurance to cover officers and directors of the Sellers and the Subsidiaries for a period of not less than 3 years after the Closing Date and having a limit of $3,000,000 or such other limit as may be mutually agreed upon by the Parties.

4.11    Bankruptcy.    Within 5 Business Days of the date hereof, Sellers shall file a motion scheduling: (i) a hearing on Sellers’ application for entry of an order substantially in the form annexed hereto as Exhibit 4.11 (the “Procedures Order”) approving and authorizing the Break-Up Fee and the Bidding Procedures (as defined therein) all as more fully set forth in the Procedures Order; and (ii) a hearing on Sellers’ application to authorize the sale of the Assets and Business pursuant to this Agreement to Purchaser or such other entity which may make a higher or better offer.

4.12    Selection of Contracts.    At any time, on or before the third Business Day prior to the auction held pursuant to the Procedures Order, Purchaser may notify Sellers which of the Executory Contracts Purchaser chooses not to accept an assignment in connection with the transactions contemplated by this Agreement.

4.13    Adequate Assurance.    Purchaser agrees that at each court hearing held with respect to a motion to either assign and/or assume and assign the Executory Contracts in accordance with the Bankruptcy Code, at which a non-debtor party to an Executory Contract objects to such assignment or assumption and assignment, Purchaser shall use commercially reasonable efforts to demonstrate, and provide adequate assurance of, its ability to provide performance under such Executory Contracts.

4.14    Financing.    On or before the Outside Date, Purchaser will have all funds necessary to pay the Cash Purchase Price.

4.15    Transition.    To the extent Purchaser has space available, in its discretion, Purchaser shall provide Sellers, at no cost to Sellers, reasonable office space and use of facilities, systems and equipment, including data connectivity, email and telephone, to allow Sellers to complete the wind-down of Sellers’ estate in Bankruptcy and to fulfill their post-closing obligations contemplated by this Agreement.

4.16    DIP Financing.    On the Closing Date, Purchaser shall have either fully satisfied the payment obligations of Sellers under Sellers’ DIP Facility or Purchaser shall have entered into an agreement with the lender of Sellers’ DIP Facility (Access Capital, Inc.) permitting the assumption and assignment of Sellers’ rights and obligations under Sellers’ DIP Facility.

4.17    Transfer of Warrant.    If, following the Closing, Purchaser transfers substantially all of the Assets to an affiliate, then a new warrant shall be issued by such affiliate on identical terms as the Warrant, mutatis mutandis and such affiliate shall agree to be bound by the terms of this Section 4.17.

4.18    Capitalization of Purchaser.    On or before the deadline for submitting bids,

Purchaser shall provide Sellers with information on the capitalization of Purchaser (proposed or actual).

4.19    Competition and Solicitation.    For a period of 5 years from the Closing Date, Sellers shall not compete in the Business or solicit any of Sellers’ Employees employed by Purchaser on the Closing Date while such employee is employed by Purchaser on a full-time basis.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

In order to induce the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Sellers and, where indicated, the UK Subsidiaries, represent and warrant to the Purchaser, as follows:

5.1    Organization and Authority of Sellers and UK Subsidiaries.    Each Seller, subject to any pre-petition payments to any governmental entity which have not been paid, and each UK Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation. Each Seller, subject to any pre-petition payments to any governmental entity which have not been paid, and each UK Subsidiary is duly qualified as a foreign corporation in all jurisdictions in which the conduct of its business or the ownership of its properties requires such qualification (and Schedule 5.1 lists all the such jurisdictions where Sellers and the UK Subsidiaries would be so qualified), except where the failure to so qualify would not reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect. Sellers and the UK Subsidiaries have all necessary corporate power and authority to own, lease and operate their properties and conduct the Business as it is currently being conducted. Sellers (with the exception of Interliant) and the UK Subsidiaries constitute all of the wholly and partially owned subsidiaries of Interliant.

5.2    Corporate Power and Authority; Due Authorization.    Subject to the entry of the Sale Approval Order, each of Sellers and the UK Subsidiaries have full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which Sellers and the UK Subsidiaries are or shall be a party and to consummate the transactions contemplated hereby. “Transaction Documents” means each of the agreements, documents and instruments referenced in this Agreement to be executed and delivered by Sellers, the UK Subsidiaries and Purchaser. Subject to the entry of the Sale Approval Order, this Agreement and each of the Transaction Documents constitutes, or shall constitute when executed and delivered, a valid and binding agreement of Sellers and the UK Subsidiaries in each case enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application).

5.3    Title to Assets.    Sellers have good, valid and marketable title to the Assets. The UK Subsidiaries have good, valid and marketable title to the UK Subsidiary Assets. Each of Sellers and the UK Subsidiaries have a valid and enforceable leasehold interest in all of the Assets and UK Subsidiary Assets, respectively, which are subject to leases. Each of Sellers and the UK Subsidiaries have a valid and enforceable license with respect to any licensed Asset or licensed UK Subsidiary Asset as the case may be. Following the entry of the Sale Approval Order and as of the Closing, the Assets shall be transferred to Purchaser free and clear of all

Claims, other than the Assumed Liabilities.

5.4    No Conflict; Required Consents.    Except as set forth on Schedule 5.4, the execution and delivery by Sellers of this Agreement and the Transaction Documents, and the consummation by Sellers of the transactions contemplated thereby do not and shall not (a) require, other than the approval of the Bankruptcy Court, the consent, approval or action of, or any filing with or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority foreign or domestic; (b) violate the terms of any instrument, License and Permit, document or agreement to which Sellers or the UK Subsidiaries are parties, or by which any Seller or any UK Subsidiary or the property of any Seller or the UK Subsidiaries are bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement of any Seller or any UK Subsidiary, or result in the creation of any lien upon any of the property or assets of a Seller; (c) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Sellers, the UK Subsidiaries, the Business, the Assets or the UK Subsidiary Assets, except to the extent the provisions of the Bankruptcy Code may be applicable. Sellers and the UK Subsidiaries are not subject to, or parties to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other restriction of any kind or character which would prevent or hinder in any way the continued operation of the Business after the Closing on substantially the same basis as theretofore operated.

5.5    Compliance with Laws.    Sellers and the UK Subsidiaries are in compliance with all applicable laws, orders, rules and regulations of all governmental bodies and agencies, foreign and domestic, except where such noncompliance has and shall have, individually or in the aggregate, no Material Adverse Effect. Sellers and the UK Subsidiaries have not received written notice of any noncompliance with the foregoing.

5.6    Licenses and Permits.    Sellers and the UK Subsidiaries hold and are in compliance with all licenses and permits listed on Schedule 2.1(e) attached hereto, and to Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, such list, together with the foreign qualifications listed on Schedule 5.1, constitutes all of the licenses, permits, certification, variances, approvals and authorizations of governmental agencies necessary or required or available for the use, ownership, or operation of the Assets, the UK Subsidiary Assets and the operation of the Business (collectively, the “Licenses and Permits”). Neither Sellers nor the UK Subsidiaries have received written notice of any violations in respect of any such Licenses and Permits. No proceeding is pending and to Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, no proceeding is threatened, which seeks revocation or limitation of any such Licenses and Permits. Other than the foreign qualifications listed on Schedule 5.1, all of Sellers’ Licenses and Permits are assignable to Purchaser.

5.7    Financial Information.    Attached hereto as Schedule 5.7(a) are true, correct and complete copies of the consolidated balance sheet of Sellers and the UK Subsidiaries as of February 28, 2003 and consolidated income and cash flow statements of Sellers and the UK Subsidiaries for the periods ended February 28, 2003 and December 31, 2002, respectively (the “Consolidated Financial Statements”). The Sellers represent that the Consolidated Financial Statements are true, correct and complete in all material respects, have been prepared by Sellers or Sellers’ accountants in accordance with GAAP, and fairly present the financial condition of

Sellers and the UK Subsidiaries at the respective dates thereof and the results of their operations for the periods then ended. There have been no material changes to the Consolidated Financial Statements since the dates thereof, except resulting from the operation of the Business in the ordinary course. Attached hereto as Schedule 5.7(b) are true correct and complete copies of the consolidated balance sheet of the UK Subsidiaries as of February 28, 2003 and consolidated income and cash flow statements of the UK Subsidiaries for the periods ended February 28, 2003 and December 31, 2002, respectively (the “UK Subsidiaries’ Financial Statements”). The UK Subsidiaries’ Financial Statements have been prepared consistent with United States GAAP and reflect all claims against, and all debts and liabilities of, the UK Subsidiaries, whether fixed or contingent and such statements of income and cash flow of the UK Subsidiaries fairly present the result of operations for the periods covered thereby. Except to the extent reflected or reserved against in the Consolidated Financial Statements and the UK Subsidiaries’ Financial Statements, neither Sellers nor the UK Subsidiaries have any liabilities or obligation of any nature, whether accrued, absolute, known or unknown, contingent or otherwise that would be required to be reflected or reserved against on a balance sheet prepared in accordance with United States GAAP other than those named in the ordinary course which would not have an Material Adverse Effect.

5.8    Sufficiency of Assets.    The Assets and UK Subsidiary Assets constitute all of the assets, tangible and intangible, required in the operation of the Business since the Petition Date, subject only to additions and deletions in the ordinary course of business and subject to sales before the date hereof of assets or aspects of the Sellers’ Business which may have been sold by Sellers pursuant to, and in accordance with, Bankruptcy Court orders entered after notice and a hearing held pursuant to, inter alia, section 363 of the Bankruptcy Code.

5.9    Assumed Liabilities.    Schedule 1.5 sets forth by category, vendor and/or payee and amount only those current, post-petition liabilities of Sellers incurred in the ordinary course of business as of February 28, 2003 and the long-term portion of Sellers’ liability to GATX, but excluding the Excluded Liabilities. To Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, the Closing of the transactions contemplated hereunder and the sale and transfer of the Assets and the Business will not result in the acceleration of any Assumed Liability. The aggregate of the Assumed Liabilities and the balance sheet liabilities of the UK Subsidiaries (other than intercompany liabilities) (which balance sheets shall be prepared in accordance with US GAAP) shall not exceed $5,766,000.

5.10    Tax Returns and Payments.    To Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, the Sellers and the UK Subsidiaries have filed all tax returns required by law to be filed on or before the date of this Agreement and shall timely file all tax returns required by law to be filed on or prior to the Closing. To the best of Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, all such returns are true, correct and complete in all respects, and all amounts shown as owing thereon have been paid, except as set forth on Schedule 5.10. Except as set forth on Schedule 5.10, neither Sellers nor the UK Subsidiaries have received a notice of taxes due from any governmental authority; and, except as set forth on Schedule 5.10, there are no pending or threatened audits, investigations or claims or relating to any liability in respect of taxes.

5.11    Fixed Assets.    In the aggregate, the Fixed Assets set forth on Schedule 2.1(a) and the fixed assets of the UK Subsidiaries, set forth on Schedule 5.11 include substantially all of the furniture, fixtures and equipment owned, leased, or used in the operation of the Business. Except as otherwise set forth on Schedule 2.1(a) or Schedule 5.11, all of the Fixed Assets necessary to operate the Business on the date hereof, are in good working order, ordinary wear and tear excepted, for purposes of operating the Business as Sellers and the UK Subsidiaries are operating it as of the date hereof.

5.12    Contracts.    Schedule 2.1(b) sets forth a true and substantially complete list of all non-debtor parties to the Executory Contracts to which Sellers are parties and which may be assumed in accordance with this Agreement. No non-debtor party to a material Executory Contract has been omitted from Schedule 2.1(b).

5.13    Intellectual Property.    Except as set forth on Schedule 2.1(d):

(a)  Sellers own, on an exclusive basis for all material Sellers Intellectual Property, all of Sellers’ Intellectual Property. Sellers possess all right, title and interest in and to the Sellers’ Intellectual Property. Subject to entry of the Sale Approval Order, Sellers shall own Sellers’ Intellectual Property free and clear of any Claim, license or other restriction, and all registered patents, trademarks, service marks and copyrights listed on Schedule 2.1(d) as the same relates to Sellers’ Intellectual Property are valid and subsisting and in full force and effect;

(b)  the UK Subsidiaries, on an exclusive basis for all material UK Subsidiaries’ Intellectual Property, possess all right, title and interest in and to the UK Subsidiaries’ Intellectual Property, free and clear of any Claim, license or other restriction, and all registered patents, trademarks, service marks and copyrights listed on Schedule 2.1(d), as the same relates to the UK Subsidiaries’ Intellectual Property are valid and subsisting and in full force and effect;

(c)  for all applications listed on Schedule 2.1(d), as the same relates to Sellers’ Intellectual Property, one of Sellers either is the applicant or has the right to require (without further expense, cost or fee) the applicant to transfer ownership of the application and the registration once it issues, to Sellers;

(d)  for all applications listed on Schedule 2.1(d), as the same relates to the UK Subsidiaries’ Intellectual Property, one the UK Subsidiaries either is the applicant or has the right to require (without further expense, cost or fee) the applicant to transfer ownership of the application and the registration once it issues, to the UK Subsidiaries;

(e)  Sellers’ Intellectual Property and UK Subsidiaries’ Intellectual Property are all the Intellectual Property that is necessary for the ownership, maintenance and operation of the Assets and UK Assets and the conduct of the Business as it is presently conducted; and Sellers and the UK Subsidiaries have the right to use all of Sellers’ Intellectual Property and UK Subsidiaries’ Intellectual Property respectively, in all jurisdictions in which the Business is presently conducted; and the consummation of the transactions contemplated hereby will not alter or impair any such rights or the rights of Purchaser or the UK Subsidiaries to continue to use all of Sellers’ Intellectual Property and UK Subsidiaries Intellectual Property respectively, in all jurisdictions in which the Business is presently conducted;

(f)  Sellers and UK Subsidiaries have not, interfered with, infringed upon, misappropriated or otherwise come into conflict with the rights of third parties in any Intellectual Property, and have not received any charge, complaint, claim, demand or notice, in writing so alleging (including any claim that Sellers and UK Subsidiaries must license or refrain from using any Intellectual Property rights of any third party) and to Sellers’ Knowledge and the UK Subsidiaries’ Knowledge the continued operation of the Business as presently conducted does not and will not, interfere with, infringe upon, misappropriate or otherwise come into conflict with the rights of any third parties in any Intellectual Property, and to Sellers’ Knowledge and the UK Subsidiaries Knowledge there is no basis for such claim;

(g)  to Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Sellers and UK Subsidiaries Intellectual Property;

(h)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been made, is pending, or, to Sellers’ Knowledge or UK Subsidiaries’ Knowledge, is threatened which challenges the legality, validity, enforceability, use or ownership of any Sellers’ Intellectual Property and UK Subsidiaries’ Intellectual Property, and to Sellers’ Knowledge and the UK Subsidiaries Knowledge there is no basis for such action; and

(i)  Sellers and the UK Subsidiaries have obtained valid and effective work made for hire agreements and assignments from all of their employees, former employees (or persons they currently intend to hire), independent contractors and former independent contractors (collectively, the “Inventors”) of all such Inventors’ rights in any Sellers and the UK Subsidiaries’ Intellectual Property (i) developed by such Inventors while employed by or under contract with Sellers and UK Subsidiaries or (ii) developed by such Inventors while not employed by Sellers and UK Subsidiaries, which Sellers and

UK Subsidiaries reasonably believe they need or will need in order to conduct the Business as it has been conducted and continues to be.

Sellers and UK Subsidiaries have taken all reasonable action to maintain and preserve the Sellers’ Intellectual Property and the UK Subsidiaries’ Intellectual Property, including entering into valid and effective confidentiality/non-disclosure agreements with all third parties to whom they disclose or have disclosed any confidential information or trade secrets which are Sellers’ Intellectual Property and UK Subsidiaries’ Intellectual Property, and making all filings and all payments of all maintenance and similar fees for any of Sellers’ Intellectual Property listed on Schedule 2.1(d) and UK Subsidiaries’ Intellectual Property listed on Schedule 2.1(d). Upon the consummation of the transactions contemplated hereby and following the entry of the Sale Approval Order, and except as set forth on Schedule 2.1(d), Purchaser shall have the exclusive right to own and use the Sellers Intellectual Property and the UK Subsidiaries shall retain the exclusive right to own and use the UK Intellectual Property necessary to conduct the Business as it is presently being conducted.

5.14    Litigation.    Except as set forth on Schedule 5.14, there is no action, proceeding or investigation pending before any court, tribunal or governmental body, and to Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, there is no such action, proceeding or investigation threatened against or involving Sellers or the UK Subsidiaries relating to the Assets or the operation of the Business. Except as set forth on Schedule 5.14, there is no action, proceeding or investigation pending before any court, tribunal or governmental body, and to Sellers’ Knowledge and to the UK Subsidiaries’ Knowledge, there is no such action, proceeding or investigation threatened before any court, tribunal or governmental body seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, or which is reasonably likely to adversely affect the Business, the Assets, or Sellers’ ability to consummate the transactions contemplated by this Agreement and the Transaction Documents.

5.15    Insurance.    Sellers and the UK Subsidiaries maintain property, fire, casualty, worker’s compensation, general liability insurance and other forms of insurance relating to the Assets and the UK Subsidiary Assets and the operation of the Business against risks of the kind customarily insured against and in amounts customarily insured (and, where appropriate, in amounts not less than the replacement cost of said Assets and UK Subsidiary Assets). Neither the Sellers nor the UK Subsidiaries have received any notification, cancellation, modification, or denial of renewal of such policies, and all such policies of Sellers, except any directors’ and officers’ liability policies, are assignable to Purchaser.

5.16    Benefit Plans and ERISA.

(a)  Except as set forth on Schedule 5.16(a), the Sellers do not currently maintain any employee benefit plans subject to Title IV of the Employee Retirement Income Fund of 1974, as amended from time to time (“ERISA”) nor have they maintained any such plan since their respective dates of incorporation. None of the Sellers is a contributing employer to a multiemployer plan as defined in section 3(37) of ERISA. The Sellers have no liability or obligation arising under Title IV of ERISA and, to Sellers’ Knowledge, there is no basis for liability.

(b)  Except as set forth on Schedule 5.16(b) Sellers have complied in all respects with all requirements of all applicable laws relating to employment practices,

terms and conditions of employment, immigration, wages, hours and other similar legislation. Assuming performance by Purchaser of its covenant in Section 4.3 hereof, the WARN Act will not apply to the transactions contemplated by this Agreement and if it does, the Sellers have complied in all respects thereto.

(c)  Sellers are not parties to any collective bargaining agreement and no employee of the Sellers is a member of any union certified with the Sellers as a bargaining agent.

5.17    Environmental.

(a)  Except as may be set forth in Schedule 5.17:

(i) The Sellers and the UK Subsidiaries are conducting and have at all times conducted the Business and operations in material compliance with all applicable statutes, laws, rules, regulations, ordinances, permits, orders, decrees or other obligations lawfully imposed by any governmental authority, foreign or domestic, in effect at the relevant times pertaining to protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the generation, manufacture, production, refinement, processing, use, handling, storage, treatment, removal, transport, transloading, cleanup, decontamination, discharge and disposal of Hazardous Substances (as hereinafter defined), including, without limitation, those statutes, laws, rules and regulations set forth below (collectively, “Environmental Laws”), and, to Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, no proceedings are pending or threatened against the Sellers or the UK Subsidiaries with respect to the foregoing matters;

(ii)  Sellers have not received any written notice that they are considered to be a potentially responsible party with respect to any site listed or proposed to be listed on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et seq. (“CERCLA”), or any registry or inventory of hazardous waste or similar sites maintained by any state of the United States of America or under any similar Environmental Law, and to Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, they will not be so named;

(iii)  To Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, there are no conditions (including, without limitation, the presence of any Hazardous Substance in, on or about any such property or the migration of any Hazardous Substance from or across any such property) existing on any of the properties currently or formerly owned, leased, or occupied by the Sellers or the UK Subsidiaries that require remedial action, removal or closure by the Sellers or the UK Subsidiaries under any Environmental Laws;

(iv)  No claim, demand, or action has been made and to Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, no claim, demand or action is threatened against or upon the Sellers, UK Subsidiaries or any person or entity from whom or to whom the Sellers and the UK Subsidiaries have at any time leased any real property, based upon or relating to alleged damage to health caused by any Hazardous Substance, and to Sellers’ Knowledge and the UK

Subsidiaries’ Knowledge, no such claim, demand or action will be made or taken;

(v)  Neither the Sellers nor the UK Subsidiaries have not been charged in writing with improperly generating, manufacturing, producing, refining, processing, using, handling, storing, treating, removing, transporting, discharging or disposing a Hazardous Substance, and to Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, no such charge is pending; and

(vi)  To Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, there have been no environmental inspections, investigations, studies, tests, reviews or other analyses conducted in relation to any property currently or formerly owned or leased by the Sellers or the UK Subsidiaries during the time that the Sellers or the UK Subsidiaries have owned or leased such property, and to Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, none are pending.

(b)  For purposes of this Agreement, “Hazardous Substance” will mean (x) any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material, (y) any other substance or material defined or designated as a hazardous or toxic substance, material or waste by applicable federal, state or local laws or regulations (including, without limitation, any Environmental Laws) currently in effect, and (z) such other substances, materials and wastes that are regulated under applicable federal, state or local laws or regulations, and will include, without limitation:

(i)  those substances included within the definitions of “hazardous substances”, “hazardous materials”, “toxic substances” or “solid waste” in

CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., and in the regulations promulgated pursuant to said Environmental Laws;

(ii)  those substances listed in the United States Department of Transportation Table (49 CFR 172,101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and

(iii)  any material, waste or substance that is, in whole or in part, (w) petroleum, (x) asbestos, (y) polychlorinated biphenyls or (z) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), or Section 112 or other Section of the Clean Air Act, as amended.

5.18    Employees.    There is no labor strike, lockout or work stoppage pending, nor to Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, is there any such labor strike, lockout or work stoppage threatened against or involving Sellers or the UK Subsidiaries. Except as set forth on Schedule 5.18, neither Sellers nor UK Subsidiaries are parties to any contract for the employment of any employee. To Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, neither the Sellers nor the UK Subsidiaries have received notice from any Sellers’ Employee or an employee of the UK Subsidiaries, of such employee’s intention to resign or retire except as set forth on Schedule 5.18. The Purchaser has been provided with a list of the true, correct and complete information regarding the current base salary or wages, anticipated bonus to be received for fiscal year 2003 and accrued vacation pay with respect to current employees of Sellers and the UK Subsidiaries. None of the Key Employees have terminated their employment or have given notice of an intent to terminate their employment. Sellers and the UK Subsidiaries have withheld all amounts required by law or contract to be withheld from the wages or salaries of their employees and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or for payment to any trust or other fund or to any authority with respect to unemployment compensation, Social Security or other benefits for employees. Neither the Sellers nor the UK Subsidiaries have engaged in any unfair labor practice or illegally discriminated on the basis of race, age, sex or otherwise in their employment conditions or practices with respect to their employees or employee benefits.

5.19    Accounts Receivable.    Except as may otherwise be set forth on Schedule 2.1(c), the Accounts Receivable and the UK Accounts Receivable have arisen in the ordinary course of the Business and represent valid and binding obligations owing to Sellers’ and/or the UK Subsidiaries. The Accounts Receivable and the UK Accounts Receivable result from bona fide transactions in the ordinary course and provide for payment terms that are normal and customary in the industry. To Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, none of such Accounts Receivable or the UK Accounts Receivable is, or at the Closing Date will be, subject to any recoupment, counterclaim or setoff. Except as set forth on Schedule 5.19, there has been no material change in the amount of the Accounts Receivable since February 28, 2003 to the date hereof. Sellers have established adequate and sufficient reserves in accordance with GAAP to cover all doubtful or uncollectible accounts receivable.

5.20    Customers.    Except as set forth on Schedule 5.20, since January 29, 2003, Sellers and the UK Subsidiaries have not received any notification, either orally or in writing from any customer from whom the Sellers and the UK Subsidiaries derive more than 2% of their aggregate annualized revenue based on the first quarter of 2003. Except as set forth on Schedule 5.20, to Sellers’ Knowledge and the UK Subsidiaries’ Knowledge, no customer from whom the Sellers and the UK Subsidiaries derive more than 2% of their aggregate annualized revenue based on the first quarter of 2003, on a consolidated basis, has terminated its relationship, indicated an intent to terminate its relationship, has materially reduced its relationship or indicated an intent to materially reduce its relationship with either Sellers or the UK Subsidiaries.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

In order to induce Sellers to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser represents and warrant to Sellers as follows:

6.1    Organization of the Purchaser.    The Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and has the corporate power and authority to own its property and to carry on its business as now being conducted by it.

6.2    Corporate Power and Authority; Due Authorization.    The Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which the Purchaser is or shall be a party and to consummate the transactions contemplated hereby and thereby. Prior to the Closing, the Board of Directors of the Purchaser shall have duly approved and authorized the execution and delivery of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of the Purchaser are necessary to approve and authorize the execution and delivery of this Agreement and Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents constitute, or shall constitute when executed and delivered, a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

6.3    No Conflict; Consents.    The execution and delivery by the Purchaser of this Agreement, the Transaction Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and shall not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority; (b) violate the terms of any instrument, document or agreement to which the Purchaser is a party, or by which the Purchaser or the property of the Purchaser is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; (c) violate the Purchaser’s Articles of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to the Purchaser, or the business or assets of the Purchaser, and relating to the transactions contemplated herein.

6.4    Brokers Fees and Expenses.    The Purchaser has not retained or utilized the services of any broker, finder, or intermediary, or paid or agreed to pay any fee or commission to any other person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity which would obligate Sellers to pay any such fees or commissions.

6.5    Financial Capacity.    Purchaser has or as of Closing shall have all funds necessary to consummate this Agreement, the Transaction Documents and all transactions contemplated herein and therein.

6.6    Issuance of Securities.    At the Closing, the Warrant (including the underlying shares of Common Stock) will be duly authorized and, when issued and paid for in accordance with the terms thereof, will be duly and validly issued, fully paid and nonassessable, free and clear of all Claims and shall not be subject to preemptive rights or similar rights of stockholders. The Purchaser has reserved from its duly authorized capital stock the maximum number of shares of common stock issuable upon exercise of the Warrant.

6.7    Capitalization.    The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Purchaser as of the Closing Date (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Purchaser) is set forth in Schedule 6.7 (which shall be delivered as of the Closing Date and reflects the capitalization as of the Closing Date). All outstanding shares of capital stock, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with all applicable securities laws on the Closing Date. Except as disclosed on Schedule 6.7, as of the Closing Date, there are no outstanding options, warrant, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person or entity any right to subscribe for or acquire, any shares of common stock, or contracts, commitments, understandings or arrangements by which the Purchaser is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except as set forth on Schedule 6.7, as of the Closing Date, there are no anti-dilution or price adjustment provisions contained in any security issued by the Purchaser (or in any agreement providing rights to security holders) and the issue and sale of the Warrant will not obligate the Purchaser to issue shares of common stock or other securities to any person or entity and will not result in a right of any holder of Purchaser securities to adjust the exercise, conversion, exchange or reset price under such securities.

ARTICLE 7

[Intentionally Omitted]

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF

THE PURCHASER TO CLOSE

Each and every obligation of the Purchaser under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions, unless and to the extent any such condition is expressly waived in writing by the Purchaser:

8.1    Representations and Warranties True at Closing.    The representations and warranties of Sellers and the UK Subsidiaries contained in this Agreement shall be true and correct as of the Closing Date as if made on and as of such date except (a) to the extent such representations and warranties expressly speak as of an earlier date such as “the date hereof” or

“the date of this Agreement” (in which case such representations and warranties shall be true and correct as of such earlier date), or (b) where the failure of such representations and warranties to be true and correct shall not have a Material Adverse Effect.

8.2    Obligations Performed.    Sellers and the UK Subsidiaries shall have performed, completed and complied in all respects with all agreements, conditions, covenants and the obligations required by this Agreement to be performed, complied with or completed by them prior to or at the Closing, except where the failure to so comply would not have a Material Adverse Effect.

8.3    Consents.    Sellers shall have obtained and delivered to Purchaser written consents, if any, of all persons or entities set forth on Schedule 8.3 whose consent is required to consummate the transactions contemplated herein, and all of such consents shall remain in full force and effect at and as of the Closing.

8.4    Closing Deliveries.    Sellers shall have delivered to Purchaser each of the following, together with any additional items which Purchaser may reasonably request to effect the transactions contemplated herein:

(a)  a certificate of an officer of Sellers and the UK Subsidiaries certifying as to the matters set forth in Sections 8.1 and 8.2 hereof;

(b)  a General Conveyance, Bill of Sale, Assignment and Assumption Agreement in substantially the form of Exhibit 8.4(b) hereof (the “Conveyance Agreement”);

(c)  forms of the corporate name change documents reasonably satisfactory to Purchaser;

(d)  copies of the those Insurance Policies that are to be assigned to or continued with Purchaser following Closing and proof that such Insurance Policies have been paid in full through such dates;

(e)  assignment agreements in a form or forms reasonable satisfactory to Purchaser to transfer the Intellectual Property to Purchaser;

(f)  written consents, if any, from all parties whose consent to the transactions contemplated herein are required;

(g)  copies of Sellers’ corporate minute books;

(h)  a duly executed copy of the Creditor’s Trust Agreement;

(i)  a certificate from the trustee of the Creditor’s Trust to the Purchaser regarding the Creditor Trust’s status as required by any applicable securities laws; and

(j)  stock certificates representing all of the issued and outstanding shares in Interliant UK Holdings Limited and all ancillary documents necessary to effect a transfer of such shares to Purchaser.

8.5    No Challenge.    There shall not be any pending or threatened action, proceeding or investigation before any court or administrative agency by any government agency, foreign or domestic, or any pending action by any other person, challenging, or seeking damages in connection with, the acquisition by the Purchaser of the Assets or the ability of the Purchaser to own and operate the Assets or the Business or which action or proceeding would have a Material Adverse Effect.

8.6    No Investigations of Sellers or Business.    As of the Closing Date there shall be no pending or threatened investigation by any municipal, state or federal government agency or regulatory body with respect to Sellers, the UK Subsidiaries, the Assets or the Business, except to the extent that such investigations would not have a Material Adverse Effect.

8.7    Schedule Supplements.    Sellers shall have provided Purchaser with supplements to Schedules, if any are applicable, dated as of the Closing Date, with all material changes through such date duly noted thereon, which supplement shall have no effect on whether the conditions set forth in Section 8.1 have been fulfilled, and shall not be, and are not intended to be a cure for any breach thereof.

8.8    Legality.    No foreign, federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

8.9    Bankruptcy Court Approval.    The Bankruptcy Court shall have entered (a) the Procedures Order in substantially the form as annexed hereto as Exhibit 4.11 and (b) the Sale Approval Order in substantially the form as annexed hereto as Exhibit 8.9. The Sale Approval Order shall have become a Final Order.

8.10    Insurance.    Sellers shall have obtained and fully paid for a directors’ and officers liability insurance policy providing for defense and indemnification coverage for a period of not less than three (3) years form the Closing Date, in accordance with Section 4.10.

8.11    Obligation Regarding Closing Conditions.    Sellers and the UK Subsidiaries shall use commercially reasonable efforts to ensure that the conditions set forth Article 8 shall be satisfied on or prior to the Outside Date.

ARTICLE 9

CONDITIONS TO SELLERS’ OBLIGATIONS

Each and every obligation of Sellers under this Agreement to be performed on or prior to the Closing, shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions unless and to the extent any such condition is specifically waived in writing by Sellers:

9.1    Representations and Warranties True at Closing. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as such date except (a) to the extent such representations and warranties expressly speak as of an earlier date such as “the date hereof” or “the date of this Agreement” (in which case such representations and warranties shall be true and correct as of such earlier date), or (b) where the failure of such representations and warranties to be true and correct in all material respects as of the Closing Date shall not materially hinder the ability of Purchaser to fulfill Purchaser’s obligations under this Agreement.

9.2    Bankruptcy Court Approval.    The Bankruptcy Court shall have entered (a) the Procedures Order in substantially the form as annexed hereto as Exhibit 4.11 and (b) the Sale Approval Order in substantially the form as annexed hereto as Exhibit 8.9.

9.3    Obligations Performed. Purchaser shall have performed, completed and complied in all material respects with all agreements, conditions, covenants and obligations required by this Agreement to be performed, complied with or completed by them prior to or at the Closing.

9.4    Consents.    Purchaser shall have obtained and delivered to Sellers written consents of all persons and entities whose consent, if any, is required to consummate the transactions contemplated herein, and all of such consents shall remain in full force and effect at and as of the Closing, except were such consent would not have a material adverse effect on Purchaser’s ability to consummate the Transactions.

9.5    Closing Deliveries.    The Purchaser shall have delivered to the Sellers each of the following, together with any additional items which the Sellers may reasonably request to effect the transactions contemplated herein:

(a)  a secretary’s certificate certifying as to the corporate resolution of the Board of Directors of the Purchaser authorizing the transactions contemplated herein and the execution, delivery and performance of this Agreement and the Transaction Documents by the Purchaser;

(b)  a certificate of the President of the Purchaser certifying as to the matters set forth in Sections 9.1 and 9.3 hereof;

(c)  payment of the Cash Purchase Price in the manner set forth in Section 3.1;

(d)  the Warrant, issued to the Creditor Trust;

(e)  the Conveyance Agreement duly executed by the Purchaser;

(f)  an opinion of counsel to Purchaser substantially in the form of Exhibit 9.5 attached hereto; and

(g)  a duly executed copy of the Creditor’s Trust Agreement.

9.6    No Challenge.    There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency, foreign or domestic, or any pending action by any other person, challenging or seeking damages in connection with, the acquisition by the Purchaser of the Business or the Assets pursuant to the transactions contemplated herein or the ability of the Purchaser to own and operate the Business or the Assets or which action or proceeding would have a Material Adverse Effect.

9.7    Legality.    No foreign, federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

9.8    Obligation Regarding Closing Conditions.    Purchaser shall use commercially reasonable efforts to ensure that the conditions set forth in Article 9 shall be satisfied on or prior to the Outside Date.

ARTICLE 10

TERMINATION

10.1    Termination.    This Agreement may be terminated at any time prior to the Closing as follows:

(a)  by mutual written consent of the Purchaser and Sellers;

(b)  by either Purchaser or Sellers if an Alternative Transaction is approved by the Bankruptcy Court;

(c)  by Sellers on or after the Outside Date in the event (i) Sellers are not in breach of their covenants set forth in this Agreement and none of the representations and warranties of Sellers or the UK Subsidiaries shall have become and continue to be untrue, in a manner that would cause the conditions set forth in Sections 8.1 or 8.2 not to be satisfied, and (ii) there shall have been (x) a material breach of Purchaser’s representations and warranties in this Agreement, or (y) a material failure by Purchaser to perform its covenants in this Agreement;

(d)  by Purchaser on or after the Outside Date in the event (i) Purchaser is not in breach of its covenants set forth in this Agreement and none of its representations and warranties shall have become and continue to be untrue, in a manner that would cause the conditions set forth in Sections 9.1 and 9.3 not to be satisfied, and (ii) there shall have been (x) a material breach of the representations and warranties of Sellers or the UK Subsidiaries in this Agreement, or (y) a material failure by Sellers or the UK Subsidiaries to perform their covenants in this Agreement, which breach or failure shall have a Material Adverse Effect;

(e)  by Purchaser if the Sale Order is not a Final Order on or before the Outside Date;

(f)  by Purchaser as permitted under Section 11.1(b);

(g)  by Purchaser if a Material Adverse Effect shall have occurred at any time;

(h)  by Purchaser or Sellers if any permanent injunction, decree or judgment by any governmental entity preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable; or

(i)  by either party after the Outside Date if neither party is in breach.

Prior to the exercise of a termination right under subsections (c), (d) or (g) of this Section, the exercising Party shall give the other Party written notice of its intent to terminate, including the basis thereof and the notified party shall have five business days to cure any breach or event which gave rise to the right of termination (if curable), as the case may be. If such notice is given within five days of the Outside Date, the Outside Date shall be deemed to be five days from the date of delivery of the notice. There is no right to terminate if the Party in receipt of notice cures the breach or breaches within the 5 day cure period.

10.2    Effect of Termination.    In the event of the termination of this Agreement, this Agreement shall forthwith become void, and thereafter no Party hereto shall have any further obligation or liability hereunder. Notwithstanding the foregoing terms of this Section 10.2:

(a) if this Agreement is terminated pursuant to 10.1(c) under the circumstances entitling Sellers to withdraw the Purchase Deposit from the Escrow Account, Purchaser’s sole liability and obligation hereunder shall be the Purchase Deposit, and such amount shall constitute liquidated damages;

(b) in the event Purchaser or Sellers terminates this Agreement in accordance with Section 10.1(b), Purchaser shall be entitled to the Break-up Fee in accordance with Section 10.3 and Sellers’ liability hereunder shall not exceed the Break-up Fee, and such amount shall constitute liquidated damages; and

(c) in the event that Purchaser terminates this Agreement in accordance with Section 10.1(d), Purchaser shall have the remedies available to it at law or in equity.

10.3    Break-Up Fee.    If either the Purchaser or the Sellers terminate this Agreement, pursuant to section 10.1(b) hereof the Purchaser shall be entitled to be paid the Break-Up Fee. The terms and conditions of the payment of the Break-Up Fee shall also be governed by the Procedures Order. The parties agree that the Break-Up Fee is a reasonable estimate of Purchaser’s costs, expenses and loss of business opportunity and is fair consideration to induce Purchaser to enter into this Agreement. It is an express condition of this Agreement that the

Procedures Order shall specifically approve and provide for the payment of the Break-Up Fee as set forth herein and therein.

10.4    Survival.    All of the representations and warranties contained in this Agreement and delivered at the Closing shall expire on the Closing Date.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1    Risk of Loss.    The risk of loss relating to the Assets and the Business prior to the Closing shall be with Sellers. In the event that a loss or damage which constitutes a Material Adverse Effect occurs between the date hereof and the Closing in respect of Assets or the Business, then Purchaser shall have the option of either (a) proceeding to close this Agreement with an assignment of any insurance proceeds which may be paid or payable to reflect such loss or damage or (b) terminating this Agreement.

11.2    Severability.    If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

11.3    Modification.    This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

11.4    Assignment, Survival and Binding Agreement.    The terms and conditions hereof shall survive the Closing as provided herein and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

11.5    Jointly Drafted.    This Agreement shall be deemed jointly drafted by the parties and no provision, term, condition or representation shall be construed against a party by reason of its having drafted this Agreement.

11.6    Execution.    This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

11.7    Notices.    All notices, request, demands or other communications hereunder shall be in writing and shall be given by (a) personal delivery; (b) telecopy (with confirmation of receipt); (c) nationally recognized overnight delivery service; or (d) by registered or certified mail, first class postage prepaid, return receipt requested, addressed as follows:

If to the Sellers:

Interliant, Inc.

Two Manhattanville Road

Purchase, NY 10577

Attn: Bruce Klein, Senior Vice President and General Counsel.

Telecopy: (914) 694-1346

With a copy to:

Kronish Lieb Weiner & Hellman, LLP

1114 Avenue of the Americas

New York, NY 10036

Attn: Cathy Hershcopf, Esq.

Telecopy: (212) 479-6297

If to the Purchaser:

Pequot Capital Management, Inc.

500 Nyack Farm Road

Westport, CT 06880

Attn: Aryeh Davis, Esq. and Amber Tencic

Telecopy: (203) 557-5563

Telecopy: (212) 651-3481

With a copy to:

Angel & Frankel, P.C.

460 Park Avenue

New York, NY 10022-1906

Attn: Laurence May, Esq.

Telecopy: (212) 752-8393

or to such other address as any party may have furnished to the other in writing in accordance with this Section 11.7. Notices shall be effective upon receipt.

11.8    Entire Agreement; No Third Party Beneficiaries.    This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior or contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and is not intended to confer upon any person other than the Sellers and the Purchaser any rights or remedies hereunder.

11.9    Further Assurances.    The Parties agree to execute and deliver, both before and after the Closing, any additional information, documents or agreements contemplated hereby and/or necessary or appropriate to effect and consummate the transactions contemplated hereby; provided, that no such instrument or document shall expand a Party’s liability beyond that contemplated in this Agreement.

11.10    Governing Law and Submission to Jurisdiction.    Except as otherwise expressly provided herein, this Agreement shall be governed by and construed under the laws of the State of New York except to the extent such laws are superceded by the Bankruptcy Code and without regard to principles of conflict of law. The Parties agree that the court having jurisdiction over the Bankruptcy Case shall have exclusive jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement or any other agreement entered into by the Parties in connection herewith, or the breach hereof or thereof, and each of the Parties hereby consents to the personal jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection, including, but not limited to, any objection to the laying of venue or on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of such action or proceeding in such jurisdictions. Each Party hereby irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the other parties to such action or proceeding

11.11    Acknowledgements.

(a)  Any and all duties and obligations which either Party may have to the other are limited to those expressly stated in this Agreement. Neither the duties nor obligations of any Party, nor the rights of any Party, shall be expanded beyond the express terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever. Neither any equitable or legal principle nor any implied obligation of good faith or fair dealing nor any other matter requires either Party to incur, suffer or perform any act, condition or obligation contrary to the express terms of this Agreement, which define the outer limit of what may be expected or required from either Party under any and all circumstances, whether existing or not and whether foreseeable or unforeseeable. The Parties acknowledge that it would be unfair to increase any of the obligations of any Party under this Agreement on the basis of any implied obligation or otherwise.

(b)  Without in any manner limiting the generality of Section 11.10(a) or any other provision of this Agreement, neither Sellers or Purchaser is or shall be deemed to be in a relationship of partners or joint venturers with each other by virtue of this Agreement or otherwise; nor shall they be an agent, representative, trustee or fiduciary of, or have any fiduciary obligations to, the other.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLERS: INTERLIANT, INC. By:_____________________________________ Its:_____________________________________

INTERLIANT ACQUISITION CORP. By:_____________________________________ Its:_____________________________________

INTERLIANT ASSOCIATION SOLUTIONS, INC. By:_____________________________________ Its:_____________________________________

INTERLIANT CONSULTING AND PROFESSIONAL SERVICES, INC. By:_____________________________________ Its:_____________________________________

INTERLIANT INTERNATIONAL, INC. By:_____________________________________ Its:_____________________________________

INTERLIANT SERVICES, INC. By:_____________________________________ Its:_____________________________________

INTERLIANT TEXAS, INC. By:_____________________________________ Its:_____________________________________

THE JACOBSON CONSULTING GROUP, INC. By:_____________________________________ Its:_____________________________________

RSP INSURANCE AGENCY, INC. By:_____________________________________ Its:_____________________________________

SL SUCCESSOR CORP. By:_____________________________________ Its:_____________________________________

SOFT LINK HOLDING CORP. By:_____________________________________ Its:_____________________________________

TP SUCCESSOR CORP. By:_____________________________________ Its:_____________________________________

PURCHASER: I Acquisition, Inc. By: Harold Kahn Its: President

UK SUBSIDIARIES: Interliant UK Limited By:_____________________________________ Its:_____________________________________

Interliant UK Holdings Limited By:_____________________________________ Its:_____________________________________

Execution Copy

LIST OF EXHIBITS

Name of Exhibit	Exhibit

Creditor Trust Agreement	1.21

Warrant Terms	1.61

Escrow Agreement	3.3

Procedures Order	4.11

Conveyance Agreement	8.4(b)

Sale Approval Order	8.9

Opinion Letter of Buyer’s Counsel	9.5

Execution Copy

LIST OF SCHEDULES

Name of Schedule	Schedule

Current liabilities of Sellers incurred in the ordinary course of business as of February 28, 2003	1.5

UK Contracts	1.55

Domestic Fixed Assets	2.1(a)

Third Parties to Executory Contracts	2.1(b)

Accounts Receivable and UK Accounts Receivable as of February 28, 2002	2.1(c)

Intellectual Property	2.1(d)

Licenses and Permits	2.1(e)

Deposits	2.1(f)

Scheduled Vendors	2.1(k)

Claims of the Sellers’ estate in Bankruptcy, not related to the Assets or the Business	2.2

Measurement Net Worth	3.4(a)

Key Employees	4.3(a)

Sellers’ Employees	4.3(b)

Insurance Policies of Sellers	4.10

Foreign Qualifications	5.1

Name of Schedule	Schedule

No Conflict; Required Consents	5.4

Consolidated Financial Statements	5.7(a)

UK Subsidiaries’ Financial Statements	5.7(b)

Taxes	5.10

Fixed Assets of UK Subsidiaries	5.11

Litigation	5.14

Employee Benefit Plans	5.16(a)

Exceptions to Compliance with Employee Obligations	5.16(b)

Environmental Compliance	5.17

Employment Agreements; Notice of Resignation	5.18

Accounts Receivable Exceptions	5.19

Notices of Customer Termination	5.20

Capitalization of Purchaser (to be delivered at Closing)	6.7

Required Consents	8.4